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[Longs Drug Stores, Inc. Letterhead]

Exhibit 10.1

June 7, 2001

Ms. Linda M. Watt
[address]

Dear Linda,

    Thank you for your interest in joining Longs Drug Store California, Inc. It is a pleasure to confirm our offer of employment for the position of Senior Vice President, Head of Human Resources. It is our full intention that you will be a member of the executive committee and as such will be a part of the development of the strategy for the company.

    In the area of compensation and benefits, you will:

  •
  Receive an annual salary of Two Hundred Thousand ($200,000), payable in bi-weekly amounts of Seven Thousand Six hundred Ninety-Two Dollars and Thirty-One Cents ($7,692.31) for the first year of employment.

  •
  For your second year of employment the annual salary will be Two Hundred Twenty-Five Thousand ($225,000), this increase will be based upon individual and company performance.

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  Participate in the Company's Vice Presidents Incentive Program (VPIP) Program at a minimum bonus of Eighty-Five Thousand Dollars ($85,000) for each of the first two years (eight consecutive quarters).

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  Be provided a signing bonus of Twenty Thousand Dollars ($20,000) to assist in the transition to its pay and bonus system of compensation.

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  Be offered a non-qualified stock option grant of ten thousand (10,000) shares within a month of your hire date at the then current price. (Vesting terms according to policy, immediate vesting with an "uninvited change of corporate control").

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  Be provided an Agreement of Termination Benefits in the event of a change in corporate control commensurate with the position.

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  Begin to accrue vacation immediately at the rate of four (4) weeks per year.

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  Immediately placed on the Executive Medical Plan (including appropriate dependents). Medical plan includes vision care.

  •
  Longs will have at least limited liability for severance for a two (2) year initial period of employment. Should initial work arrangements be dissolved the parties agree as follows:

Linda Watt
June 7, 2001

    First, should Longs choose to sever its employment relationship with you in the first two (2) years for any reason (other than "for cause"), company would provide a cash payment equal to one (1) year's salary plus ninety percent (90%) of the estimated bonus for the following year. For purposes of this calculation, the estimated bonus will be based on the company's operating plan. At the conclusion of the one (1) year period, a settlement of the amount due to you will occur. This settlement will true up ninety percent (90%) of the estimated bonus to the actual amount as if you had been employed during that period of time.

    Second, should you cause your employment to be terminated by your resignation or by being discharged for gross and willful misconduct relating to the performance by you of your duties at the company, no compensation would be due other than that accrued to that point.

    Linda, we look forward to your favorable response to this letter as we believe you will make a fine contribution to Longs Drug Stores California, Inc.

Sincerely,
LONGS DRUG STORES CALIFORNIA, INC.
/s/ STEPHEN D. ROATH Stephen D. Roath President and Chief Executive Officer

    I accept your offer of employment as stated in this letter.

/s/ LINDA M. WATT	June 8, 2001
Linda M. Watt	Date
June 20, 2001
Start Date

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  Exhibit 10.1